UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Interphase Corporation
(Name of registrant as specified in its charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2015

To the Holders of Common Stock of

Interphase Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the “Company”), will be held on May 6, 2015, at 9:00 a.m. local time, at Interphase corporate headquarters, at 4240 International Parkway, Suite 105, Carrollton, Texas, for the following purposes:

(a)	to elect five directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

(b)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015;

(c)	to conduct an advisory vote on named executive officer compensation; and

(d)	to transact such other business as may properly come before the meeting or any adjournment thereof.

It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2015: This Proxy Statement and the Annual Report on Form 10-K are available online at http://www.rdgir.com/interphase-corporation.

By order of the Board of Directors Thomas N. Tipton, Jr. Chief Financial Officer, Secretary, Vice President of Finance and Treasurer

Carrollton, Texas

April 6, 2015

Interphase Corporation

4240 International Parkway, Suite 105

Carrollton, Texas 75007

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 6, 2015

This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of shareholders to be held on May 6, 2015. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked. This proxy statement is first being mailed to shareholders on or about April 6, 2015. This proxy statement and the Company’s 2014 annual report are available online at http://www.rdgir.com/interphase-corporation.

PERSONS MAKING THE SOLICITATION

The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the annual meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, and facsimile transmission by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, $.10 par value (“Common Stock”), held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material. The Company may also engage a solicitor or other third-party firm to assist in the distribution and solicitation of proxies.

OUTSTANDING CAPITAL STOCK AND RECORD DATE

The record date for shareholders entitled to notice of and to vote at the annual meeting is March 18, 2015. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 8,393,981 shares of Common Stock.

VOTING BY PROXY; REVOCATION OF PROXY

Shareholders of record may vote by proxy by completing, signing and returning the accompanying proxy form in the accompanying postage-paid envelope. A proxy may be revoked at any time before it is exercised. A shareholder giving a proxy may revoke it by (1) submitting another proxy with a later date, (2) giving written notice to the Company’s Secretary before the annual meeting that the proxy has been revoked or (3) voting in person at the annual meeting.

ACTIONS TO BE TAKEN AT THE MEETING

The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted FOR the election as directors of the Company of the five persons named under the caption “Election of Directors”, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015, FOR the advisory resolution to approve named executive officer compensation and, in the discretion of the proxy holder with respect to such other business as may properly come before the meeting.

Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The Board does not know of any such other matter or business.

QUORUM AND VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or its name on the record date.

Directors are elected by a plurality of the votes cast at the meeting. Because the five nominees for director who receive the most votes will be elected, abstentions and broker-non-votes (i.e., shares held by brokers or other nominees that are present at the meeting but not voted for a particular matter) will not be included in vote totals and will have no effect on the election of directors.

The ratification of the auditors will require the affirmative vote of a majority of the shares present at the meeting. Accordingly, abstentions and broker-non-votes will have the same effect as a negative vote on that matter.

Although the advisory vote on named executive officer compensation is non-binding, as provided by law, the Board will review the results of the vote and, consistent with its commitment to shareholder engagement, will take it into account in making a determination concerning named executive officer compensation. Abstentions and broker-non-votes (i.e., shares held by brokers or other nominees that are present at the meeting but not voted for a particular matter) will not be included in vote totals and will have no effect on the advisory vote on named executive officer compensation.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 18, 2015 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) the named executive officers (identified in the “Summary Compensation Table” below) and each director of the Company and (iii) all named executive officers and directors as a group. To the knowledge of the Company, each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gregory B. Kalush	471,931	(1)(2)	5.4%
Thomas N. Tipton, Jr.	159,226	(1)	1.9%
Yoram Solomon	72,601	(1)	0.9%
Michael J. Myers	51,501	(1)	0.6%
Randall E. McComas	43,473	(1)	0.5%
Kenneth V. Spenser	34,255	(1)	0.4%
Christopher B. Strunk	33,167	(1)	0.4%
Mark D. Kemp	25,500	(1)	0.3%
Scott Chang	1,530	(1)	0.0%

All executive officers and directors as a group (9 persons)	893,184	(3)	9.9%

First Dallas Holdings, Inc. Craig D. Hodges First Dallas Securities, Inc. Hodges Capital Management, Inc. Hodges Small Cap Fund 2905 Maple Avenue Dallas, TX 75201	1,396,500	(4)	16.6%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	487,729	(5)	5.8%

(1)

Includes vested options to purchase shares of Common Stock that are currently exercisable and will be exercisable within 60 days of the date of this proxy statement, with exercise prices ranging from $1.36-$5.72 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 344,947 shares; Mr. Tipton, 129,883 shares; Mr. Solomon, 55,057 shares; Mr. Myers, 15,000 shares; Mr. McComas, 37,942 shares; Mr. Spenser, 15,000 shares; Mr. Strunk, 9,000 shares; Mr. Kemp, 16,500 shares; and Mr. Chang, 1,530 shares.

(2)	4240 International Parkway, Suite 105, Carrollton, Texas 75007

(3)	Includes 624,859 shares that may be acquired upon exercise of vested stock options that are currently exercisable and will be exercisable within 60 days of the date of this proxy statement, if any.

(4)

Based solely upon information contained in the amendment to a Schedule 13G filed by First Dallas Holdings, Inc. (“FDHI”), Craig D. Hodges, First Dallas Securities, Inc. (“FDSI”), Hodges Capital Management, Inc. (“HCM”), and Hodges Small Cap Fund with the Securities and Exchange Commission on February 13, 2015. It appears from the Schedule 13G that all of the reported shares may be deemed as beneficially owned by FDHI, which is the owner of HCM and FDSI, and Craig D. Hodges, who is the controlling shareholder of FDHI. Of the reported shares, 2,500 are held in separate accounts managed by FDSI, which is a registered broker-dealer and investment adviser; 7,000 are held in a separate account managed by HCM, which is also a registered investment adviser; and 1,367,000 are held by the Hodges Small Cap Fund, the investment adviser of which is HCM.

(5)	Based solely upon information contained in the amendment to a Schedule 13G filed with the Securities and Exchange Commission on January 13, 2015.

ELECTION OF DIRECTORS

Five directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Abstentions and broker non-votes will have no effect on the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

OUR BOARD OF DIRECTORS AND NOMINATING AND GOVERNANCE COMMITTEE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Gregory B. Kalush, 58, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998 as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.

Mr. Kalush’s depth of experience in leading Interphase as CEO and Chairman of the Board, his responsibilities for the strategic direction and management of Interphase’s day-to-day operations, and his experience as the former Chief Financial Officer of Interphase and other executive general management experiences in the telecommunications and enterprise computing technology sectors bring a broad array of industry experience and institutional knowledge to the Board.

Mark D. Kemp, 53, was first elected a director in October 2011 by the Board. He is currently President of Martech, LLC, a manufacturer and installer of composite bath components, including vanities, bathtubs, showers and sinks. Prior to joining Martech, Mr. Kemp served as Senior Vice President and Corporate Controller of Centex Corporation, one of the largest homebuilders in the United States, from 2002 to 2009. Prior to joining Centex, Mr. Kemp spent 19 years with Arthur Andersen LLP, an international accounting and consulting firm, most recently as a partner in the Dallas office. Mr. Kemp is a member of the Nominating and Governance Committee and is Chairman of the Audit Committee of the Board of Directors.

As a current private-company president, former finance executive of a public company, and former partner of an international accounting firm, Mr. Kemp contributes valuable insight to the Board in the areas of general management, financial acumen, Securities and Exchange Commission (“SEC”) compliance, and corporate governance. His experiences with public company accounting and financial reporting matters, corporate governance practices, and complex financial issues make him a valuable asset as the Chairman of our Audit Committee. Mr. Kemp qualifies as an “audit committee financial expert” under the guidelines of the SEC.

Michael J. Myers, 68, was elected a director in 2002. From 2002 until his retirement in 2006, Mr. Myers served as President and CEO of Coppercom Inc., a provider of networking equipment for telecommunications operators. Mr. Myers served as the President of the Broadband Systems Division of Alcatel from 2000 to 2002 and as Group Vice President for Alcatel’s Networking Systems Group from 1998 to 2000. Prior to 1998, Mr. Myers worked for DSC Communications Corporation, serving as its Executive Vice President and Chief Operating Officer from 1997 to 1998, at its DSC Denmark A/S subsidiary, and as a Group Vice President for its transmission business in 1997. Mr. Myers also had prior financial experience with Nortel Networks, NCR, and General Motors Corporation. Mr. Myers is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.

As a former chief executive officer and senior executive with both general management and finance expertise as well as significant international experience across a variety of industry sectors, including telecommunications, computing and automotive, Mr. Myers contributes valuable insight to the Board in the areas of general management, financial acumen, strategic insight and governance. Mr. Myers qualifies as an “audit committee financial expert” under the guidelines of the SEC.

Kenneth V. Spenser, 66, was elected a director in 2002. Mr. Spenser is currently President of Better Rehab, LLC, a supplier of content to the health services industry, a position he has held since 2007. In 2014, Mr. Spenser became an advisor to the University of Michigan Center for Integrated Research in Critical Care. In 2012, Mr. Spenser became a Mentor in Residence for the Office of Technology Transfer for the University of Michigan and a Zell-Lurie Commercialization Fund Advisor. Zell-Lurie Commercialization Fund is a pre-seed investment fund that leverages the Ross School of Business talent to improve the number of successful ventures coming from the University of Michigan. Previously Mr. Spenser was a founder, President and Chief Executive Officer of two venture backed software development companies, MicroEngineering Solutions, Inc. and Entivity, Inc. MicroEngineering Solutions was successfully sold to Autodesk in 1993, and Entivity was sold to Phoenix Contact, GmbH in 2003. Prior to his experience with venture capital backed companies, Mr. Spenser was Vice President at Texas Instruments leading the worldwide Industrial Automation Division. Mr. Spenser attended the US Naval Academy, graduating “With Distinction” in the top 10% of his class with a Bachelor of Science Degree in Physics and Applied Math. He was one of eleven Midshipmen awarded Immediate Graduate Education and completed his Master of Science Degree in Electrical Engineering (Acoustics) before going to Flight School. Mr. Spenser retired as a Navy Captain and is a Vietnam and Desert Storm veteran. Mr. Spenser is the Chairman of the Nominating and Governance Committee, and also a member of the Audit Committee and Compensation Committee of the Board of Directors.

As a former chief executive officer and senior executive in the technology industry, advisor to new ventures, and successful entrepreneurial experiences, Mr. Spenser offers a unique and insightful perspective to the Board in the areas of strategic market selection, positioning and market expansion, sales and channel development and overall general management.

Christopher B. Strunk, 66, was elected a director in 2007. Prior to his retirement in 2004, Mr. Strunk served as Senior Vice President, North American Sales for Alcatel, from 2002 to 2004. He was Vice President Sales - Bell Atlantic/Verizon for Alcatel from 1998 to 2002. Prior to 1998, Mr. Strunk was Regional Vice President-Sales for DSC Communications Corporation. Mr. Strunk also had prior experience with Granger Associates, AT&T, Bell of Pennsylvania and Diamond State Telephone. Mr. Strunk is a member of the Compensation Committee and the Nominating and Governance Committee of the Board of Directors.

As a former senior executive with significant sales experience in the telecommunications industry, Mr. Strunk contributes valuable insight about the telecommunications market and customer trends to the Board.

Committees and Meetings of the Board of Directors

The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the New Employee and Retention Stock Award Committee, which conducted activities in 2014.

The Audit Committee was composed of Mr. Kemp (Chairman), Mr. Myers, and Mr. Spenser. The Audit Committee met seven times during 2014. The Audit Committee's responsibilities are described in the Audit Committee Charter, which is available on the Company’s website at www.interphase.com.

The Compensation Committee was composed of Mr. Myers (Chairman), Mr. Spenser, and Mr. Strunk. The Compensation Committee met five times during 2014 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The Compensation Committee has overall responsibility for the Company’s executive compensation policies as provided in a written charter adopted by the Board of Directors, which is available on the Company’s website at www.interphase.com.

The Nominating and Governance Committee was composed of Mr. Spenser (Chairman), Mr. Kemp, Mr. Myers, and Mr. Strunk. The Nominating and Governance Committee is responsible for considering and approving nominees for election as director and performing the other responsibilities set forth in its charter, which is available on the Company’s website at www.interphase.com. The Nominating and Governance Committee met six times during 2014.

The New Employee and Retention Stock Award Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Award Committee had the authority to grant stock options and restricted stock under the 2004 Long-Term Stock Incentive Plan, which expired on May 5, 2014, and has the authority to grant stock options and restricted stock under the currently effective 2014 Long-Term Stock Incentive Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company. The New Employee and Retention Stock Award Committee met or took action two times during 2014.

The Board of Directors held nine meetings during the year ended December 31, 2014. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.

The Company encourages Board members and nominees for director to attend the annual meeting of shareholders. All Board members attended the Company’s 2014 annual meeting of shareholders.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer also serves as the Chairman of the Board. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. However, the Board believes that it is simultaneously important to have a strong governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are “independent” as defined under SEC rules and NASDAQ Capital Market listing requirements, and the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are composed entirely of independent directors. The Committee chairs set the agendas for their committees and report to the full Board on their work. The chairman of the Nominating and Governance Committee also serves as the lead independent director and chairman at all executive sessions of the non-management directors. The “independent” members of the Board meet regularly in executive session, without management present.

In its corporate governance guidelines, the Board acknowledges its responsibility for reviewing the process for assessing the major risks facing the Company and the options for their mitigation. Each of our Board committees considers the risks within its areas of responsibilities. For example, the Audit Committee is responsible for reviewing and discussing with management and the Company’s registered public accountant the Company’s major risk exposures and the policies management has implemented to monitor such exposures, including the Company’s financial risk exposures and risk management policies.  Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal control risks and drives the internal control testing for the coming year. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders. Finally, the Nominating and Governance Committee reviews the Company’s management and Board performance as well as the Board’s structure on a regular basis. Any material violations of the Company’s Code of Ethics and related policies are reported to the full Board.

Limitation of Liability and Indemnification

The Company’s current Articles of Incorporation, as amended, include a provision that eliminates the personal liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its shareholders, (2) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (4) for an act or omission for which the liability of a director is expressly provided for by an applicable statute.

The Company’s current Amended and Restated Bylaws provide that the Company (1) shall indemnify the Company’s directors and officers to the fullest extent permitted by Texas law, subject to limited exceptions, (2) may indemnify the Company’s other employees and agents to the same extent that the Company indemnifies its directors and officers, and (3) shall pay or reimburse, in advance of the final disposition of a proceeding, all reasonable expenses incurred to the Company’s directors and officers in connection with the defense of a legal proceeding to the fullest extent permitted by Texas law, subject to limited exceptions.

The Company’s Indemnification Agreement with each of its directors and officers (each an “indemnitee”) provides that, subject to the terms and conditions set forth therein, if the indemnitee was, is, or becomes a party to, witness in, or other participant in, or is threatened to be made a party to, witness in, or other participant in, a claim by reason of or arising in whole or in part out of an indemnifiable event, the Company will indemnify the indemnitee to the fullest extent permitted by law against any and all expenses, judgments, fines, excise and similar taxes, penalties, and amounts paid in settlement of such claim. Each Indemnification Agreement also provides for the Company’s advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to the indemnitee’s undertaking to repay if he or she is ultimately determined not to be entitled to indemnification. In addition, each Indemnification Agreement addresses various procedural matters related to indemnification. The rights of each indemnitee are in addition to any other rights provided for under the Company’s Amended and Restated Bylaws, as they may be amended from time to time, and under Texas law.

Compensation of Directors

The following table sets forth the compensation paid to our non-employee directors, who during 2014 were Mr. Kemp, Mr. Myers, Mr. Spenser, and Mr. Strunk. There were no restricted stock awards or stock option awards granted to non-employee directors during 2014.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Mark D. Kemp	30,200	30,200

Michael J. Myers	34,200	34,200

Kenneth V. Spenser	34,200	34,200

Christopher B. Strunk	24,000	24,000

Mr. Kemp received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. In addition, he received $5,000 as the Chairman of the Audit Committee. Mr. Kemp also received four quarterly retainers of $1,300 each as a member of the Audit Committee.

Mr. Myers received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. In addition, he received $5,000 as the Chairman of the Compensation Committee. Mr. Myers also received four quarterly retainers of $1,300 each as a member of the Audit Committee and four quarterly retainers of $1,000 each as a member of the Compensation Committee.

Mr. Spenser received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. In addition, he received $5,000 as the Chairman of the Nominating and Governance Committee. Mr. Spenser also received four quarterly retainers of $1,300 each as a member of the Audit Committee and four quarterly retainers of $1,000 as a member of the Compensation Committee.

Mr. Strunk received four quarterly retainers of $5,000 each for his service as a non-employee member of the Board of Directors. Mr. Strunk also received four quarterly retainers of $1,000 each as a member of the Compensation Committee.

All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board. Mr. Kalush does not receive cash compensation for his service on the Board; however, see “Summary Compensation Table” below for a description of equity compensation granted to him for his service on the Board.

AUDIT COMMITTEE

The Audit Committee of the Board is composed of Mr. Kemp (Chairman), Mr. Myers, and Mr. Spenser. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company’s internal controls and financial reporting process.

Audit Committee Charter

The Board of Directors has adopted and maintains a written charter for the Audit Committee, which describes the Audit Committee’s authority, responsibilities and functions. A copy of the Audit Committee Charter is available on the Company’s website at www.interphase.com.

Audit Committee Member Independence

The Board has made the determination that all members of the Audit Committee are “independent” as defined in the applicable requirements of the SEC and the listing standards of the NASDAQ Capital Market.

Financial Expert

The Board has determined that Mr. Kemp meets the SEC criteria of an “audit committee financial expert.” Mr. Kemp holds a Bachelor of Business Administration Degree in Accounting. Mr. Kemp served as a Senior Vice President and Corporate Controller of Centex Corporation from 2002 to 2009. Prior to joining Centex, Mr. Kemp spent 19 years with Arthur Andersen LLP, an international accounting and consulting firm, most recently as a partner in the Dallas office, and as such, has participated in dealing with accounting, auditing, internal control, and risk management issues.

The Board has determined that Mr. Myers meets the SEC criteria of an “audit committee financial expert.” Mr. Myers holds a Bachelor of Business Administration Degree in Accounting and a Master of Business Administration. Mr. Myers has had thirty years of financial experience in various positions, including clerical, analytical and managerial positions, with General Motors Corporation and NCR Corporation, Division Controller, Group Controller and Corporate Controller for Northern Telecom Inc., and Vice President of International Finance and Vice President of Finance for the Switching Systems Group of DSC Corporation.

Report of Audit Committee

We have reviewed and discussed with management the Company’s internal control over financial reporting and its audited financial statements as of and for the year ended December 31, 2014.

We have discussed with Grant Thornton LLP (“Grant Thornton”), our independent auditors, the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from Grant Thornton as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board and have discussed with Grant Thornton its independence with respect to the Company.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

THE AUDIT COMMITTEE Mark D. Kemp, Chairman Michael J. Myers Kenneth V. Spenser

NOMINATING AND GOVERNANCE COMMITTEE

The members of the Nominating and Governance Committee are Mr. Spenser (Chairman), Mr. Kemp, Mr. Myers, and Mr. Strunk. All members of the Committee meet the independence requirements of the NASDAQ Capital Market.

The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to serve as directors of the Company (“directors”) consistent with criteria developed by the Nominating and Governance Committee and approved by the Board. The Nominating and Governance Committee recommends nominees for election as directors at the Company’s annual meetings of shareholders and where a vacancy is created due to death, resignation, retirement or removal of a director, or any other reason; develops and recommends to the Board corporate governance principles applicable to the Company; and oversees the evaluation of the Board and the Company by the directors. The Company has adopted a Nominating and Governance Committee Charter, which is available on the Company’s website at www.interphase.com.

The Nominating and Governance Committee proposes, and the Board of Directors adopts, guidelines for identifying and evaluating director candidates. Under those guidelines, the Nominating and Governance Committee shall consider a number of factors when identifying potential nominees, including: applicable requirements of law and of the NASDAQ Capital Market (or such other exchange or market on which the Company’s common stock is listed or traded), independence from management, diversity, relevant business experience, good business judgment, specific expertise, strength of character, integrity and reputation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal restraints, corporate governance background, financial and accounting background and education, executive compensation background, and other factors deemed appropriate in adding value to the composition of the existing Board and its size and structure.

The Nominating and Governance Committee does not have a formal policy with respect to Board nominee diversity. In recommending proposed nominees to the full Board, the Nominating and Governance Committee is charged with building and maintaining a board that has an ideal mix of skills and experience to achieve the Company’s business objectives in the current environment. In particular, the Nominating and Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to the Company, and diversity of thought, background, perspective and experience so as to facilitate meaningful discussion and broad thinking on strategies and tactics used by the Company.

In all cases, directors should have expertise that will be useful to the Company, possess the highest personal and professional integrity and ethics, and be willing and able to devote the required time to properly serve the Company.

The Nominating and Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, other directors or others associated with the Company or with the help of executive search firms (which receive a fee for their services).

The Nominating and Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information set forth below.

Shareholders wishing to suggest a candidate for director should write to the Company’s Secretary, Mr. Tipton, at the Company’s principal executive offices, and include:

●	as to each person whom the shareholder proposes to nominate for election or re-election as a director:

■	the name, age, business address and residence of such person,

■	the principal occupation or employment of such person,

■	the number of shares of Common Stock which are beneficially owned by such person,

■	information about each of the factors to be considered by the Nominating and Governance Committee listed above,

■	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company,

■	detailed information about any relationship or understanding between the shareholder proposing the candidate or any other shareholder and the candidate,

■	a statement from the candidate that the candidate is willing to be considered and will serve as a director if nominated and elected, and

■

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

●	as to the shareholder giving the notice:

■	the name and record address of the shareholder, and

■	the number of shares of Common Stock beneficially owned by the shareholder.

Any shareholder suggested candidates must be submitted in writing and received by the Company no later than December 3, 2015 to be considered for election at the 2016 annual meeting of shareholders.

COMPENSATION COMMITTEE

The members of the Compensation Committee are Mr. Myers (Chairman), Mr. Spenser, and Mr. Strunk. All members of the Committee meet the independence requirements of the NASDAQ Capital Market.

The Compensation Committee has overall responsibility for overseeing, evaluating and approving executive officer and director compensation plans, policies and programs and reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement. The Compensation Committee Report is included herein on page 35. A copy of the Compensation Committee’s written charter is available on the Company’s website at www.interphase.com.

EXECUTIVE OFFICERS

The current executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

Name	Age	Position(s) Held with the Company	Executive Officer of the Company Since
Gregory B. Kalush	58	Chairman of the Board, Chief Executive Officer and President	1998

Thomas N. Tipton, Jr.	40	Chief Financial Officer, Secretary, Vice President of Finance and Treasurer	2005

Scott Chang	45	Vice President of Operations and Fulfillment	2014

Randall E. McComas	65	Vice President of Global Sales and Customer Support	2002

Yoram Solomon	50	Vice President of Corporate Strategy and Business Development	2008

Gregory B. Kalush joined the Company in February 1998 as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.

Thomas N. Tipton, Jr. joined the Company in January 2000 as Financial Planning and Analysis Manager. In December 2000, Mr. Tipton became Corporate Controller and Director of Finance, a position he held until December 2005. In August 2005, Mr. Tipton began serving as interim Chief Financial Officer, Vice President of Finance and Treasurer until December 2005, when Mr. Tipton was promoted to Chief Financial Officer, Vice President of Finance and Treasurer. In July 2011, Mr. Tipton began serving as Secretary. Prior to joining Interphase, Mr. Tipton served in various positions in the Assurance and Business Advisory practice of Arthur Andersen LLP.

Scott Chang joined the Company in July 2014 as Vice President of Operations and Fulfillment. Prior to joining Interphase, Mr. Chang held various positions at Sanmina Corporation, a global provider of integrated manufacturing solutions from 2002 to 2014 in operations and engineering management. His most recent position at Sanmina was Director of Engineering. Prior to his roles at Sanmina, Mr. Chang served as Engineering Team Lead for Alcatel Optronics from 1999-2002 and Optical Process Engineer for Alcatel Network Systems from 1998-1999.

Randall E. McComas joined the Company in February 2002 as Vice President of Global Sales and Marketing, a position he held until May 2005, when he became Vice President of Global Sales and Customer Support. Prior to joining Interphase, Mr. McComas served as General Manager of Business Development, a position he held since 1998, for Scient, an enterprise organizational consulting firm. In that position Mr. McComas was responsible for overseeing all industry business units and delivery units for Scient, including sales and marketing. Prior to 1998, Mr. McComas was Vice President and General Manager of Telecommunications for Scient, managing the global telecom and utilities business units for that company. Mr. McComas also spent 15 years at IBM Corporation, where he held various positions in the telecom and media industries, including Vice President of Telecommunications for IBM’s global telecom and media business, and Vice President of Marketing and Strategy, managing IBM’s worldwide telecom business, including the wireline and wireless carriers.

Yoram Solomon joined the Company in November 2008 as Vice President of Corporate Strategy and Business Development. Prior to joining Interphase, Mr. Solomon spent the last six years at Texas Instruments (“TI”) serving in various capacities, including most recently as the Senior Director of Technology Strategy and Industry Relations for the Chief Technology Officer’s office, and Senior Director of Strategic Marketing, Industry & Standards. Mr. Solomon held additional roles at TI, including Director, Strategic Business Development, and General Manager, Consumer Electronics Connectivity Business Unit. Prior to TI, Mr. Solomon served as Vice President and General Manager of PCTEL’s Advanced Communications Business Unit from 2000 to 2002, and senior level management positions at Voyager Technologies, Israel’s Ministry of Industry and Trade, and Electronic Line, Ltd.

Employment Agreement Summaries

Each executive officer has an employment agreement that defines the terms and conditions of his employment with the Company. In each case, the employment agreement is supplemented by an indemnification agreement, as described under “Election of Directors – Limitation of Liability and Indemnification” above; and in some cases, the employment agreement may be supplemented by certain stock option agreements and/or restricted stock agreements. In all cases, the summaries set forth below are qualified in their entirety by the terms of the employment agreements and such equity-compensation agreements.

Gregory B. Kalush. The Board of Directors approved Mr. Kalush’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President, at a base salary of at least $325,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $325,000 per year. The employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other more than 30 days prior to the expiration of the then-current term that the agreement will not be renewed.

If the Company elects not to renew Mr. Kalush’s employment agreement or terminates Mr. Kalush for other than overt misconduct or death or disability, and subject to Mr. Kalush’s execution of a general release of claims, then Mr. Kalush will be entitled to receive (i) severance payments in the amount of three (3) years’ base salary, (ii) health coverage premiums for up to 18 months paid for Mr. Kalush and his dependents as long as they are qualified and eligible for COBRA coverage, and (iii) regarding vested stock options with an exercise price greater than the fair market value on the date of termination, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option. If Mr. Kalush becomes employed during the period he is eligible to receive post-employment payments, then payments made as a result of such employment shall reduce any remaining severance payments or other amounts or liability owed by the Company to Mr. Kalush. Additionally, Mr. Kalush’s employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct. If the Company terminates Mr. Kalush’s employment agreement by reason of disability, and subject to Mr. Kalush’s execution of a general release of claims, then Mr. Kalush will be entitled to receive (i) compensation in the amount of two (2) years’ base salary, (ii) payment of two (2) years of his annual bonus calculated based on the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which Mr. Kalush’s employment terminates, (iii) health coverage premiums for up to 18 months paid for Mr. Kalush and his dependents as long as they are qualified and eligible for COBRA coverage, and (iv) regarding vested stock options with an exercise price greater than the fair market value on the date of termination, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option. If Mr. Kalush dies, then Mr. Kalush’s estate will be entitled to (i) a $1.0 million death benefit payable to Mr. Kalush’s designated beneficiary under a life insurance policy with Company-paid premiums, and (ii) regarding vested stock options with an exercise price greater than the fair market value on the date of his death, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option.

Mr. Kalush’s employment agreement provides for the non-disclosure of confidential information. Remedies for breach of this provision include damages, injunctive relief and specific performance. The damages for use of any identified Confidential Trade Secret Information (defined therein) in violation of this provision shall be 100% of the gross amount of revenue derived or resulting from unauthorized use of such information. Mr. Kalush’s employment agreement also provides for covenants not to compete and not to solicit employees during and for two years after employment. Remedies for breach of these covenants include damages, injunctive relief and/or specific performance. Damages for breach of these covenants shall be 100% of the gross amount of revenue derived or resulting from the breach.

Thomas N. Tipton, Jr. The Board of Directors approved Mr. Tipton’s current amended and restated employment agreement, effective March 18, 2013, pursuant to which the Company employs Mr. Tipton as its Chief Financial Officer and Vice President of Finance, at a base salary of at least $230,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $230,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Tipton or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Tipton is terminated for cause.

Mr. Tipton’s employment agreement permits the Company to terminate the executive without further compensation for cause or on account of death or disability. The Company also will not be obligated to pay any further compensation if Mr. Tipton elects not to renew. If the Company terminates the executive without cause or elects not to renew, Mr. Tipton will be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, and subject to his execution of a general release of claims, (ii) twelve (12) months’ severance pay at his then-current base salary, (iii) health coverage premiums for up to 18 months paid for Mr. Tipton and his dependents as long as they are qualified and eligible for COBRA coverage, and (iv) payment of his annual bonus calculated based on the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which Mr. Tipton’s employment terminates. Mr. Tipton’s employment agreement also includes covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants apply during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

Scott Chang. The Board of Directors approved Mr. Chang’s current employment agreement, effective July 7, 2014, pursuant to which the Company employs Mr. Chang, at a base salary of at least $165,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $165,000. The first year bonus is pro-rated based on his employment during 2014 and guaranteed. The employment agreement automatically renews for successive six month periods, unless either Mr. Chang or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Chang is terminated for cause.

Mr. Chang’s employment agreement permits the Company to terminate the executive without further compensation for cause or on account of death or disability. If the Company terminates the executive without cause or elects not to renew, Mr. Chang will be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, and (ii) subject to his execution of a general release of claims, (a) three (3) months’ severance pay at his then-current base salary if the termination occurs during the first year of employment or six (6) months’ severance pay at his then-current base salary if the termination occurs after the first anniversary of his employment commencement date, and (b) employee health coverage premiums paid for the period during which he is receiving remaining term payments and severance payments as long as the executive officer is qualified and eligible for COBRA coverage. If Mr. Chang becomes employed during the period he is eligible to receive post-employment payments, then payments made as a result of such employment shall reduce any remaining severance payments or other amounts or liabilities owed by the Company to him. Mr. Chang’s employment agreements also include covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants apply during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

Randall E. McComas. The Board of Directors approved Mr. McComas’ current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. McComas, at a base salary of at least $235,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $240,000. The employment agreement automatically renews for successive six month periods, unless either Mr. McComas or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. McComas is terminated for cause.

Yoram Solomon. The Board of Directors approved Mr. Solomon’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Solomon, at a base salary of at least $185,000 plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $185,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Solomon or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Solomon is terminated for cause.

The employment agreement with each of Mr. McComas and Mr. Solomon contains the following provisions: The employment agreement permits the Company to terminate the executive without further compensation for cause or on account of death or disability. If the Company terminates the executive without cause or elects not to renew, the executive will be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, and (ii) subject to the executive’s execution of a general release of claims, (a) six (6) months’ severance pay at his then-current base salary, and (b) employee health coverage premiums paid for the period during which the executive officer is receiving remaining term payments and severance payments as long as the executive officer is qualified and eligible for COBRA coverage. If the executive becomes employed during the period he is eligible to receive post-employment payments, then payments made as a result of such employment shall reduce any remaining severance payments or other amounts or liabilities owed by the Company to the executive. The employment agreement also includes covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants apply during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Business Overview. Although we did not achieve the financial results that we were striving for in 2014, we believe that we have positioned Interphase for success in future periods. In particular:

●	penveu® became generally available in May 2014.
●	We have added additional features to penveu, such as penveu Pad mode, which enables penveu to operate in another manner additional to touching the display and writing “in the air.”
●	We grew our services revenues approximately 14% over 2013.
●

We raised approximately $3.3 million, through a private placement of shares of our common stock, that is being used in large part to expedite and expand marketing and product-launch activities associated with the introduction of penveu, to continue to support the growth in our services business, for other working capital needs and for general corporate purposes.

Executive Compensation Overview. We believe that we have the right executive team in place to deliver more favorable results in future periods, and we have designed our compensation programs to enable us to attract, motivate, retain and reward a team of talented leadership who will help drive toward our future success. We seek to accomplish this goal in a way that balances near-term results with long-term success. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation made by the Compensation Committee.

Our focus on pay-for-performance and corporate governance ensures alignment with the interests of shareholders as highlighted below:

●

75% of long-term incentive compensation granted during 2014 to our new Vice President of Operations was in the form of performance-based stock options. The performance-based stock options vest as revenue objectives are achieved. There was no other long-term incentive compensation granted during 2014 to our named executive officers.

●

The financial measures under the annual cash incentives for 2014 were directly related to the annual and long-term strategic business plans reviewed and approved by the Board of Directors. No payouts were made for 2014 because the established minimum financial goals were not met, though a pro-rated bonus payment was made to our new Vice President of Operations based on his employment agreement.

●

The financial measures under the annual cash incentives for 2015 are directly related to the annual long-term strategic business plans reviewed and approved by the Board of Directors. The Compensation Committee retains full and complete discretion in making its final bonus determinations for a portion (approximately 33%) of this bonus pool.

●

Other than a life insurance premium of approximately $1,600 per year paid by the Company for the Chief Executive Officer (in accordance with this executive’s employment agreement), executives do not receive any benefit or perquisite which is different than the rest of our eligible employees, nor do they receive any benefit at a lower cost than the rest of our eligible employees.

●	We target total compensation within the median range of compensation of comparable executives at companies in the industry.
●	We validate our pay-for-performance philosophy on an annual basis.

Opportunity for Shareholder Feedback. The Compensation Committee carefully considers feedback from our shareholders regarding our executive compensation programs. Shareholders are invited to express their views to the Compensation Committee as described under “Shareholder Communications” below in this proxy statement. In addition, the advisory vote on the compensation of the named executive officers provides shareholders with an opportunity to communicate their views on our executive compensation programs.

You should read this Compensation Discussion and Analysis in conjunction with the advisory vote that we are conducting on the compensation of the named executive officers. This Compensation Discussion and Analysis, as well as the accompanying compensation tables, contain information that is relevant to your voting decision.

Objectives and Philosophy of Our Compensation Programs

Our executive compensation programs are designed to “pay for performance,” are driven by our business environment and are designed to enable us to achieve our strategic priorities and adhere to Company values. Their objectives are to:

●	Attract, motivate, and retain a team of talented leadership who help drive toward our future success;
●	Align executives’ interests with the interests of shareholders;
●	Reward success as a management team in supporting overall business objectives and in obtaining key financial metrics in a lean and flexible environment;
●

Provide a balance between short-term goals and long-term priorities to achieve immediate objectives while also focusing on increasing shareholder value over the long term and avoiding the encouragement of unnecessary or excessive risk-taking; and

●

Provide incentives that will stimulate executive behavior such as high performance, integrity, teamwork, and loyalty to achieve defined plan priorities, financial goals, and strategic objectives intended to provide shareholders with a superior rate of return.

Our compensation programs must be competitive with other programs for similarly placed executives at companies within the telecommunications and general technology industries. Independent compensation consultants are periodically retained for advice and guidance in assessing whether our executive compensation programs are competitive. Executive compensation programs impact all employees by setting general levels of compensation and by helping to create an environment of strategic priorities, incentives, and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

The guiding principles of our compensation programs are:

●	Enabling a high-performance organization;
●	Competitiveness in the marketplace in which we compete for talent;
●	Optimization of the cost to us and value to our executives;
●	Global consistency with business-driven flexibility; and
●	Conscientious and thoughtful decision-making and execution delivery.

To this end, we measure the success of our compensation programs by:

●	Overall business performance and executive engagement;
●	Ability to attract and retain key executive talent;
●	Costs and business risks that seek to optimize return within acceptable levels of risk; and
●	Executive understanding and perceptions that ensure program value equals or exceeds program cost.

All of our compensation and benefits for our executives described below have as a primary purpose the ability to attract, motivate, and retain highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. We believe that the performance of our executives, considered in light of general economic and industry conditions, our Company, and competitive conditions, should be another key basis for determining overall compensation and should not be based on the short-term performance of our Common Stock, whether favorable or unfavorable. Beyond that, different elements are designed to engender different behaviors emphasizing the short-term performance and long-term health of the Company. In particular, in determining total compensation, we stress a compensation philosophy that is performance driven with competitive base salaries, but high variability in incentives. We believe that our total compensation is competitive with comparable positions at other companies in our industry.

Role and Authority of Compensation Committee

When establishing base salaries, annual cash incentives and long-term incentives for each of the executives, the Compensation Committee considers, among other things, the recommendations of the President and Chief Executive Officer, the executive’s role and contribution to the management team, responsibilities and performance during the past year and future anticipated contributions, corporate performance, and the amount of total compensation paid to executives in similar positions at comparable companies as provided periodically by an independent compensation firm.

The Compensation Committee generally sets the compensation of the executives at levels that are competitive with similarly situated technology companies. When setting the compensation of each of the executives, the Compensation Committee considers all of the factors set forth above, but does not assign any specific weighting or apply any formula to these factors. The Compensation Committee gives consideration to the recommendations of the President and Chief Executive Officer and may accept or adjust those recommendations. The Compensation Committee makes the sole determination of the compensation of the President and Chief Executive Officer.

Pay Elements of Our Compensation Programs

To promote the objectives of our compensation programs, our compensation programs consist of the following principal elements:

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	● Core competence in the executive role relative to skills, experience and contributions to the Company	● To provide fixed compensation based on competitive market practice ● To attract and retain executives over time
Annual Cash Incentives	● Contributions toward the Company’s achievement of specified performance metrics, and business plan priorities	● To provide focus on meeting business and financial targets that lead to our long-term success
Long-Term Incentives

Restricted Stock:

● Continued employment with the Company during a specified vesting period

Stock Options:

● Continued employment with the Company during a specified vesting period

Performance-based Restricted Stock and Performance-based Stock Options:

● Achievement by executives of key performance metrics for Company success

● Continued employment with the Company during a specified vesting period

● To attract and retain the best people for the Company

● To provide stock ownership to executives

● To increase the executives’ interest in the Company’s welfare

● To promote the success of the Company’s business

● To align executives’ and shareholder interests

● To provide challenging performance objectives and motivate executives to achieve long-term shareholder value

Change in Control and Termination Benefits	● Focused effort by our executives in the event of a rumored or actual fundamental corporate change	● To facilitate the Company’s ability to attract executives as the Company competes for talented employees; this protection is commonly offered
Retirement Benefits, Additional Benefits and Perquisites	● Tenure by executives ● Assurance that benefits package is competitive to industry standards	● To facilitate the Company’s ability to attract executives as the Company competes for talented employees

The use of these programs enables us to reinforce our “pay for performance” philosophy, as well as strengthens our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention. The components of our compensation programs are determined as follows:

Base Salary. Base salaries are determined based on competitive market practice and our ability to attract, motivate, and retain executives. Base salaries for our executive officers are reviewed on an annual basis, and adjusted where appropriate. Salary ranges are established for each executive officer based on the marketplace data for that position and a salary is assigned to the executive based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. During the fourth quarter of 2010, the Compensation Committee commissioned an independent compensation firm to conduct a comprehensive analysis of competitive companies. As a result of the firm’s findings, a comparison group of 16 companies (the “comparison group”) was selected from publicly traded U.S. companies classified under the Global Industry Classification Standard (“GICS”) as Communications Equipment, Computer Storage and Peripherals and Electronic Manufacturing Services. The 16 companies in the comparison group were Communications Systems, Ditech Networks, Endwave, Lantronix, Network Engines, PC Tel, Performance Technologies, Relm Wireless, Telkonet, Dataram, Qualstar, Socket Mobile, Viewcast.com, Entorian Technologies, Radisys, and RF Industries. Additionally, competitive comparisons were made against the following general industry surveys: 2010 Hewitt Total Compensation Measurement (“TCM”) survey, 2010 Towers Watson Compensation Data Bank Executive, 2010/2011 Towers Watson Top Management Compensation Calculator Survey, and 2010 Radford Executive survey. Based on the 2010 analysis, the findings of the independent compensation firm, the financial performance of the Company, and other factors, the Compensation Committee determined that there would be no adjustments to executive base salaries for 2014 or for 2015.

Annual Cash Incentives. Executive bonuses are intended to link executive compensation with the attainment of defined Company goals. Each year during the annual planning process, the Compensation Committee, after consulting with management of the Company, establishes business and financial targets for the Company and, in all cases, individual executives. Annual bonus targets are established based upon these business and financial targets. For the Chief Executive Officer, Mr. Kalush, and the Chief Financial Officer, Mr. Tipton, the 2014 bonus was based 50% on Company revenue targets and 50% on Company net profit targets. For the new Vice President of Operations, Mr. Chang, in accordance with his employment agreement, the 2014 bonus was pro-rated and guaranteed; however, future periods are not guaranteed. For Mr. McComas, 58% of the 2014 bonus was based on Company revenue and net profit targets and 42% was based on specific financial targets related to specific product lines for which Mr. McComas was responsible. For Mr. Solomon, 23% of the 2014 bonus was based on Company revenue and net profit targets and 77% was based on specific financial targets related to specific product lines for which Mr. Solomon was responsible. The bonuses could have resulted in bonus payments in excess of 100% payout if the targets were exceeded. The table below shows the percentage achievement and the resulting payout percentages based on Company revenue and net profit targets for the 2014 bonus plan. The resulting payout percentages would also apply to the earned bonus based on product line targets.

For 2014, the Compensation Committee approved Company revenue and net profit targets at the 100% achievement levels that were higher than the actual Company revenue and net profits achieved in 2013.

Revenue Achievement %	Bonus Payout %	Net Profit Achievement %	Bonus Payout %
0.0 - 79.9	0.0	0.0 - 29.9	0.0
80.0 - 100.0	30.0 - 100.0	30.0 - 74.9	10.0 - 54.9
101.0 - 109.9	102.0 - 119.8	75.0 - 119.9	55.0 - 119.9
110.0 - 119.9	130.0 - 159.7	120.0 - 139.9	130.0 - 159.9
120.0 - 129.9	180.0 - 219.6	140.0 - 149.9	180.0 - 199.8
130.0+	250.0+	150.0 - 199.9	250.0 - 299.9
		200.0+	300

The maximum bonus payout to all executive officers was capped at 300% of the total bonus pool. The sliding scale of target performance was used by the Compensation Committee in determining bonuses to be paid to the executive officers; however, the Compensation Committee retained full and complete discretion in making its final bonus determinations for a portion (approximately 33%) of the bonus pool. Although certain bonus targets were achieved by executive officers, the earned bonuses were not paid because the Company was not profitable for the year ended December 31, 2014. However, as shown in the Summary Compensation Table, an executive bonus was paid to Mr. Chang based on his employment agreement stipulating that the 2014 executive bonus would be pro-rated for his employment during 2014 and guaranteed. No other executive bonuses were paid under the 2014 annual executive bonus plan.

Long-Term Incentives.  The Compensation Committee approves equity grants under the 2014 Long-Term Stock Incentive Plan to provide additional incentives and align the executives’ long-term interests with those of the shareholders of the Company by tying a portion of executive compensation to the long-term performance of the Company’s stock price. The Compensation Committee believes equity grants, more than base salary or annual cash incentives, closely align the long-term interests of executives with those of shareholders and assist in the retention of key executives. This is the Company’s principal long-term incentive to executives.

The Compensation Committee determines equity to be granted to an executive with respect to restricted stock, performance-based restricted stock, stock options, or performance-based stock options based on the following principal elements, including, but not limited to:

●	President and Chief Executive Officer’s recommendation;

●	Relevant and validated external market data on executive compensation;

●	Management role and contribution to the management team;

●	Job responsibilities and past performance;

●	Future anticipated contributions;

●	Corporate performance;

●	Existing vested and unvested equity holdings; and

●	Compensation Committee discretion.

Determination of equity grant amounts is not made in accordance with a strict formula, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both individual and corporate performance and the value of equity grants of comparable executives at comparable companies ascertained by independent executive compensation consultants hired by the Compensation Committee. Equity grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility, or at the discretion of the Compensation Committee.

Change in Control and Termination Benefits. We provide change in control and termination benefits to our executives under certain conditions as provided for in their employment agreements. These benefits are designed to facilitate the Company’s ability to attract and retain executives, because the Company competes for talented employees in the marketplace where such benefits are commonly offered. The benefits ease an executive’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. In addition, the change in control provisions encourage executives to remain focused on the Company’s business in the event of a rumored or actual fundamental corporate change.

Retirement Benefits, Additional Benefits and Perquisites.  We provide standard employee benefit programs to our executives, including a 401(k) plan and other plans such as medical, dental and life insurance benefits, which are generally available to all employees. We are very mindful of the total cost of benefits and the impact they have on all employees. Therefore, with only one exception related to a life insurance premium of approximately $1,600 per year paid by the Company for the CEO, executives do not receive any benefit or perquisite which is different than the rest of our eligible employees, nor do they receive any benefit at a lower cost than the rest of our eligible employees.

Tax Deductibility Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company is generally precluded from deducting compensation in excess of $1 million per year for any of its named executive officers unless the compensation is “performance-based” as defined in Section 162(m) and certain other requirements are satisfied. The Compensation Committee takes into account, and generally intends to maintain, the tax deductibility of compensation to the named executive officers; but it also intends to maintain the flexibility of paying amounts or granting equity awards that are not tax deductible if consistent with the Compensation Committee’s other objectives and responsibility.

Summary Compensation Table

A summary compensation table is provided below and includes individual compensation information on the Chief Executive Officer, the Chief Financial Officer and our three other most highly paid executive officers at the end of 2014, whom we refer to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Gregory B. Kalush	2014	325,000	-	-		1,622	326,622
Chairman of the Board,	2013	325,000	-	-	(4)	1,622	326,622
Chief Executive Officer and President	2012	325,000	-	458,838	(7)	6,834	790,672

Thomas N. Tipton, Jr.	2014	230,000	-	-		-	230,000
Chief Financial Officer,	2013	228,946	10,000	-	(5)	-	238,946
Secretary, Vice President of Finance and Treasurer	2012	202,500	3,500	122,450	(8)	3,271	331,721

Randall E. McComas	2014	240,000	-	-		-	240,000
Vice President of Global	2013	240,000	15,000	-	(5)	-	255,000
Sales and Customer Support	2012	240,000	-	102,122	(9)	3,877	345,999

Yoram Solomon	2014	185,000	-	-		-	185,000
Vice President of	2013	185,000	-	670	(6)	-	185,670
Corporate Strategy and Business Development	2012	185,000	-	70,700	(10)	2,988	258,688

Scott Chang	2014	76,154	14,713	19,721	(3)	-	110,588
Vice President of	2013	-	-	-		-	-
Operations and Fulfillment	2012	-	-	-		-	-

(1)

All stock options are valued at the grant date fair value, based on the Black-Scholes option pricing model, and expire 10 years from the date of grant. In accordance with SEC rules, the grant date fair value is calculated in accordance with the equity compensation accounting provisions of ASC Topic 718, “Compensation – Stock Compensation” (without regard to estimated forfeitures related to service-based vesting) and does not necessarily correspond to the actual value that will be realized by any named executive officer. See Note 8 in the notes to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014 for further discussion of the assumptions used to calculate the grant date fair value. Stock option awards vest as described in the notes below while the named executive officer is employed by the Company and also vest upon certain changes in control of the Company as described under “Summary of Termination and Change in Control Arrangements” below.

(2)

“All other compensation” consists of matching payments by the Company pursuant to its 401(k) plan for all named executive officers and, with respect to Mr. Kalush, an additional amount of $1,622 in 2014, $1,622 in 2013, and $1,560 in 2012 for premiums paid on a life insurance policy. The Summary Compensation Table does not include the cost to the Company of benefits furnished to named executive officers, including premiums for life and health insurance, which are also generally available or provided to all other salaried employees of the Company.

(3)

In July 2014 Mr. Chang received options to purchase 5,000 shares with an exercise price of $4.00 and a grant date fair value of $3.02 per share or $15,100. This stock option award was approved by the Compensation Committee and vests over a three year period in equal numbers of shares on each anniversary of the grant date.

In July 2014 Mr. Chang received options to purchase 15,000 shares with an exercise price of $4.00 and a grant date fair value of $3.02 per share or $45,300. This stock option award was approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 2,500 options in March 2015 and up to 6,250 options per year in March 2016 and 2017, respectively. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 2,500 options eligible to vest in March 2015, 970 options were cancelled in March 2015 and 1,530 options vested in March 2015. Therefore, of the first vesting tranche, only the 1,530 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues in 2015 and 2016 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

(4)

In December 2013 Mr. Kalush received options to purchase 150,000 shares with an exercise price of $4.52 and a grant date fair value of $3.39 per share or $508,500. This stock option award was part of the 2014 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in vesting of up to 50,000 options per year in March 2016, 2017, and 2018, respectively. Because the Company’s revenues for 2015, 2016, and 2017 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(5)

In December 2013 Mr. Tipton and Mr. McComas each received options to purchase 50,000 shares with an exercise price of $4.52 and a grant date fair value of $3.39 per share or $169,500. This stock option award was part of the 2014 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in vesting of up to 16,667 options per year in March 2016, 2017, and 2018, respectively. Because the Company’s revenues for 2015, 2016, and 2017 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(6)

In July 2013 Mr. Solomon received options to purchase 60,000 shares with an exercise price of $5.40 and a grant date fair value of $4.06 per share or $243,600. This stock option award was approved by the Compensation Committee and is subject to certain performance conditions related to product revenue objectives for the year ended December 31, 2014, the achievement of which would result in vesting of up to 60,000 options in March 2015. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 60,000 options eligible to vest in March 2015, 59,835 options were cancelled in March 2015 and 165 options vested in March 2015. Therefore, only the 165 options that vested in March 2015 are included in the Summary Compensation Table.

In December 2013 Mr. Solomon received options to purchase 100,000 shares with an exercise price of $4.52 and a grant date fair value of $3.39 per share or $339,000. This stock option award was part of the 2014 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2015, 2016, and 2017, the achievement of which would result in vesting of up to 33,333 options per year in March 2016, 2017, and 2018, respectively. Because the Company’s revenues for 2015, 2016, and 2017 and the future vesting of these options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

(7)

In February 2012 Mr. Kalush received options to purchase 50,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $173,000. The stock option award vested at one time on the first anniversary of the grant date.

In February 2012 Mr. Kalush received options to purchase 150,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $519,000. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 37,500 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in February 2013, 20,632 options were cancelled in February 2013 and 16,868 options vested in February 2013. Therefore, of the first vesting tranche, only the 16,868 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in March 2014, 21,034 options were cancelled in March 2014 and 16,466 options vested in March 2014. Therefore, of the second vesting tranche, only the 16,466 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in March 2015, 24,807 options were cancelled in March 2015 and 12,693 options vested in March 2015. Therefore, of the third vesting tranche, only the 12,693 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues in 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In May 2012 Mr. Kalush received options to purchase 12,000 shares for his service on the Board, consistent with other Board members’ equity compensation, with an exercise price of $5.72 and a grant date fair value of $4.18 per share or $50,160. The stock option award vests over a three year period in equal numbers of shares on each anniversary of the grant date.

In December 2012 Mr. Kalush received options to purchase 150,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $310,500. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 37,500 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in March 2014, 16,624 options were cancelled in March 2014 and 20,876 options vested in March 2014. Therefore, of the first vesting tranche, only the 20,876 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 37,500 options eligible to vest in March 2015, 21,456 options were cancelled in March 2015 and 16,044 options vested in March 2015. Therefore, of the second vesting tranche, only the 16,044 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues for 2015 and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(8)

In February 2012 Mr. Tipton received options to purchase 45,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $155,700. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 11,250 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in February 2013, 6,190 options were cancelled in February 2013 and 5,060 options vested in February 2013. Therefore, of the first vesting tranche, only the 5,060 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 6,311 options were cancelled in March 2014 and 4,939 options vested in March 2014. Therefore, of the second vesting tranche, only the 4,939 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2015, 7,442 options were cancelled in March 2015 and 3,808 options vested in March 2015. Therefore, of the third vesting tranche, only the 3,808 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues in 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Tipton received options to purchase 45,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $93,150. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 11,250 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 4,987 options were cancelled in March 2014 and 6,263 options vested in March 2014. Therefore, of the first vesting tranche, only the 6,263 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2015, 6,437 options were cancelled in March 2015 and 4,813 options vested in March 2015. Therefore, of the second vesting tranche, only the 4,813 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues for 2015 and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Tipton received options to purchase 25,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $51,750. The stock option award vested at one time on the first anniversary of the grant date.

(9)

In February 2012 Mr. McComas received options to purchase 65,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $224,900. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 16,250 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in February 2013, 8,941 options were cancelled in February 2013 and 7,309 options vested in February 2013. Therefore, of the first vesting tranche, only the 7,309 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in March 2014, 9,115 options were cancelled in March 2014 and 7,135 options vested in March 2014. Therefore, of the second vesting tranche, only the 7,135 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in March 2015, 10,750 options were cancelled in March 2015 and 5,500 options vested in March 2015. Therefore, of the third vesting tranche, only the 5,500 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues in 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. McComas received options to purchase 65,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $134,550. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 16,250 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in March 2014, 7,204 options were cancelled in March 2014 and 9,046 options vested in March 2014. Therefore, of the first vesting tranche, only the 9,046 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 16,250 options eligible to vest in March 2015, 9,298 options were cancelled in March 2015 and 6,952 options vested in March 2015. Therefore, of the second vesting tranche, only the 6,952 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues for 2015 and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

(10)

In February 2012 Mr. Solomon received options to purchase 45,000 shares with an exercise price of $4.75 and a grant date fair value of $3.46 per share or $155,700. This stock option award is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2012, 2013, 2014, and 2015, the achievement of which would result in vesting of up to 11,250 options per year in February 2013 and March 2014, 2015, and 2016, respectively. In 2012 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in February 2013, 6,190 options were cancelled in February 2013 and 5,060 options vested in February 2013. Therefore, of the first vesting tranche, only the 5,060 options that vested in February 2013 are included in the Summary Compensation Table. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 6,311 options were cancelled in March 2014 and 4,939 options vested in March 2014. Therefore, of the second vesting tranche, only the 4,939 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2015, 7,442 options were cancelled in March 2015 and 3,808 options vested in March 2015. Therefore, of the third vesting tranche, only the 3,808 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues in 2015 and the future vesting of the options for shares based on those future revenues are uncertain, those options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Solomon received options to purchase 45,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $93,150. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and is subject to certain performance conditions related to the Company’s revenues for the years ended December 31, 2013, 2014, 2015, and 2016, the achievement of which would result in vesting of up to 11,250 options per year in March 2014, 2015, 2016, and 2017, respectively. In 2013 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2014, 4,987 options were cancelled in March 2014 and 6,263 options vested in March 2014. Therefore, of the first vesting tranche, only the 6,263 options that vested in March 2014 are included in the Summary Compensation Table. In 2014 not all of the performance conditions related to this stock option award were met. As a result, of the 11,250 options eligible to vest in March 2015, 6,437 options were cancelled in March 2015 and 4,813 options vested in March 2015. Therefore, of the second vesting tranche, only the 4,813 options that vested in March 2015 are included in the Summary Compensation Table. Because the Company’s revenues for 2015 and 2016 and the future vesting of these options for shares based on those future revenues are uncertain, these options to purchase shares are not included in the Summary Compensation Table.

In December 2012 Mr. Solomon also received options to purchase 65,000 shares with an exercise price of $2.85 and a grant date fair value of $2.07 per share or $134,550. This stock option award was part of the 2013 executive compensation plan approved by the Compensation Committee and was subject to certain performance conditions related to product revenue objectives for the year ended December 31, 2013, the achievement of which would result in vesting of up to 65,000 options in March 2014. The performance conditions related to this stock option award were not satisfied, and all of the options were cancelled in March 2014; therefore, these options to purchase shares are not included in the Summary Compensation Table.

2014 Grants of Plan-Based Awards Table

The following table sets forth information on grants of plan-based awards in 2014 to the named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)		Options (#)	Awards ($)	Awards ($) (1)
Gregory B. Kalush	-	-	-	-		-	-	-

Thomas N. Tipton, Jr.	-	-	-	-		-	-	-

Randall E. McComas	-	-	-	-		-	-	-

Yorom Solomon	-	-	-	-		-	-	-

Scott Chang	7/7/14	-	-	-		5,000	4.00	15,100
	7/7/14	1	6,237	15,000	(2)	-	4.00	18,836

(1)

This amount reflects the grant date fair value of such award computed based on the target amount, or maximum amount if no target is specified, in accordance with FASB ASC Topic 718 and does not reflect the actual amounts earned. For additional information, see Note 8 in the notes to our consolidated financial statements in the Form 10-K for the year ended December 31, 2014.

(2)

Relates to stock options granted, subject to forfeiture, under the 2014 Long-Term Stock Incentive Plan. This stock option award is subject to certain performance conditions related to revenue objectives for the years ended December 31, 2014, 2015, and 2016, the achievement of which would result in pro rata vesting of up to 2,500 options in March 2015 and up to 6,250 options per year in March 2016 and 2017, respectively. A target is not specified in the stock option agreement; therefore, in accordance with SEC rules, a representative amount based on the previous year’s fiscal performance is stated in the table. In accordance with SEC rules, the grant date fair value of stock and options awards is computed based on the target amount. See note (3) of the Summary Compensation Table for more information.

Narrative to Summary Compensation Table and 2014 Grants of Plan-Based Awards Table

See “Compensation Discussion and Analysis” above as well as “Executive Officers – Employment Agreement Summaries” above and “Summary of Termination and Change in Control Arrangements” below for a complete description of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and 2014 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payments of annual incentives, as well as performance criteria on which such payments were based.

Outstanding Equity Awards at Year-End Table

The following table sets forth information as of December 31, 2014 regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Gregory B. Kalush	-	-	-		-		8,330	18,909
	-	-	-		-		3,000	6,810
	-	-	150,000		4.52	12/5/2023	-	-
	20,876	-	112,500	(2)	2.85	12/12/2022	-	-
	8,000	4,000	-		5.72	5/2/2022	-	-
	33,334	-	75,000	(3)	4.75	2/14/2022	-	-
	50,000	-	-		4.75	2/14/2022	-	-
	100,000	-	-		1.78	2/8/2021	-	-
	100,000	-	-		1.65	7/22/2020	-	-

Thomas N. Tipton, Jr.	-	-	-		-		2,080	4,722
	-	-	50,000		4.52	12/5/2023	-	-
	25,000	-	-		2.85	12/12/2022	-	-
	6,263	-	33,750	(4)	2.85	12/12/2022	-	-
	9,999	-	22,500	(5)	4.75	2/14/2022	-	-
	50,000	-	-		1.95	2/9/2021	-	-
	30,000	-	-		1.70	9/14/2020	-	-

Randall E. McComas	-	-	-		-		2,080	4,722
	-	-	50,000		4.52	12/5/2023	-	-
	9,046	-	48,750	(6)	2.85	12/12/2022	-	-
	14,444	-	32,500	(7)	4.75	2/14/2022	-	-
	2,000	-	-		1.36	12/9/2020	-	-

Yorom Solomon	-	-	-		-		1,665	3,780
	-	-	100,000		4.52	12/5/2023	-	-
	-	-	60,000	(8)	5.40	7/30/2023	-	-
	6,263	-	33,750	(4)	2.85	12/12/2022	-	-
	9,999	-	22,500	(5)	4.75	2/14/2022	-	-
	-	-	50,000	(9)	4.05	11/3/2021	-	-
	30,000	-	-		1.72	10/6/2020	-	-
	-	-	31,700	(10)	1.70	9/14/2020	-	-

Scott Chang	-	5,000	15,000	(11)	4.00	7/7/2024	-	-

(1)

Shares of restricted stock awarded were valued at the fair market value of Common Stock, which is the closing price of a share of Common Stock on the NASDAQ Capital Market, on December 31, 2014 ($2.27).

(2)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 21,456 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(3)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 24,807 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(4)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 6,437 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(5)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 7,442 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(6)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 9,298 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(7)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 10,750 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(8)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 59,835 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(9)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 24,991 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(10)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 31,700 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

(11)

A portion of this stock option award was conditional based on a performance criterion in 2014; if the criterion was achieved, vesting would occur immediately. The performance criterion to exercise the option for 970 shares was not achieved; therefore, the option for those shares was cancelled in March 2015.

Option Exercises and Stock Vesting Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory B. Kalush	11,334	51,183

Thomas N. Tipton, Jr.	2,084	9,003

Randall E. McComas	2,084	9,003

Yorom Solomon	1,667	7,201

Scott Chang	-	-

Pension Benefits and Non-Qualified Defined Contribution Plans

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans or non-qualified defined contribution plans sponsored by us. The Compensation Committee, which is composed solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit or non-qualified defined contribution plans if the Compensation Committee determines that doing so is in our best interests.

Summary of Termination and Change in Control Arrangements

The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under their current employment agreements, certain current stock option agreements and/or restricted stock agreements, and our other compensation programs. The descriptions set forth below are summaries of the terms of the respective employment agreements and/or other agreements and are qualified by reference to the provisions of such agreements.

Gregory B. Kalush.    Mr. Kalush’s employment agreement provides for the following termination and severance arrangements:

●

Resignation by the Executive:  If Mr. Kalush resigns or elects not to renew his employment agreement, he is entitled to exercise vested stock options for a period of 90 days following his resignation as an employee of the Company. Stock options granted for his service as a director of the Company are independent of his stock options granted for his service as an employee of the Company. Therefore, Mr. Kalush is entitled to exercise vested stock options granted from his service on the Board for a period of ten years from the grant date of such options in a manner consistent with other directors

●	Termination due to Non-Renewal of Employment Agreement or Termination for other than Overt Misconduct. The Company or Mr. Kalush can terminate the employment relationship by electing not to renew the employment agreement and giving the other party at least thirty (30) days’ written notice prior to the expiration of the then-current term. If Mr. Kalush elects not to renew his employment agreement, it is treated as a resignation and handled as stated above under “Resignation by the Executive.” If the Company elects not to renew Mr. Kalush’s employment agreement, or terminates Mr. Kalush for other than overt misconduct (or death or disability), then Mr. Kalush will be entitled exclusively to the following termination payments and benefits:

1.

Severance Payments. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush shall receive severance payments in the amount of three (3) years’ base salary, payable in bi-weekly installments at the current base salary rate at the time. Severance payments will be reduced by any compensation Mr. Kalush receives from other employment during the three (3) year severance period. In addition, if Mr. Kalush is eligible for severance payments and has executed a general release of claims, and provided Mr. Kalush and his beneficiaries are eligible for COBRA coverage, the Company will pay the premium cost for COBRA coverage for Mr. Kalush and his eligible beneficiaries for the 18-month period following termination of employment.

2.

Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his termination of employment (including because of non-renewal of his employment agreement at the Company’s election), but specifically excluding any stock options granted to Mr. Kalush for his service as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination or the original expiration date of the option.

If Mr. Kalush’s employment is terminated for any reason by the Company (including the Company electing not to renew his agreement), other than because of his overt misconduct, he would also be entitled to reimbursement for any reasonable outplacement consulting fees and expenses up to a maximum of 15% of his then-current base salary.

●	Termination due to Disability. In the event Mr. Kalush’s employment is terminated due to disability, Mr. Kalush will be entitled to the following:

1.

Severance Payments. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush will be paid severance payments in the amount of two (2) years’ base salary, payable in bi-weekly installments over a twenty-four (24) month period at the current base salary rate at the time of Mr. Kalush’s termination due to disability. In addition, if Mr. Kalush is eligible for severance payments and has executed a general release of claims, and provided Mr. Kalush is eligible for COBRA coverage, the Company will pay the premium cost for COBRA coverage for Mr. Kalush and his eligible beneficiaries for the 18-month period following termination of employment.

2.

Bonus Payment. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush will receive payment of two (2) years of his annual bonus based on the Company’s Executive Bonus Plan payable in bi-weekly installments over a twenty-four (24) month period following Mr. Kalush’s termination due to disability. The bonus payment will be based on the greater of the prior fiscal year’s Executive Bonus Plan payment to him or 100% of Mr. Kalush’s Executive Bonus Plan target for the year in which his employment terminates due to disability.

3.

Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his termination of employment, but specifically excluding any stock options granted to Mr. Kalush for his service as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination or the original expiration date of the option.

●	Termination due to Death. In the event Mr. Kalush’s employment is terminated due to death, Mr. Kalush’s estate will be entitled to the following:

1.	Life Insurance Policy. Mr. Kalush’s estate will be entitled to a $1.0 million death benefit payable to Mr. Kalush’s designated beneficiary under a life insurance policy with Company-paid premiums.

2.

Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his death, but specifically excluding any stock options granted to Mr. Kalush for his service as a director, shall be extended until the earlier of (A) three (3) years from termination due to death or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment due to death, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush’s estate a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination due to death or the original expiration date of the option.

If a change in control occurs, Mr. Kalush is entitled to receive the following:

●

Acquisition of Shares by One Investor or Group. If during the term of Mr. Kalush’s agreement, one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of Common Stock possessing 30% or more of the total voting power of the stock of the Company and such acquisition constitutes a “change in the effective control of a corporation” for purposes of Section 409A of the Code, then Mr. Kalush shall not be entitled to receive any severance or other pay provided for above, but Mr. Kalush shall instead be entitled to receive all of the following (irrespective of any termination of employment):

1.	A lump sum payment in the amount of two (2) years’ base salary at the current base salary amount, payable within thirty (30) days of the acquisition.

2.

A lump sum payment, payable within thirty (30) days of the acquisition, equal to two (2) years’ of Mr. Kalush’s annual bonus based on the Company’s Executive Bonus Plan. The bonus amount will be the greater of the prior fiscal year’s executive bonus payment to him or 100% of Mr. Kalush’s target bonus for the year in which the acquisition occurs.

3.

The vesting of all of Mr. Kalush’s outstanding stock options shall be accelerated on the date of the acquisition and the exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of the acquisition and were granted to him as a result of his employment, but specifically excluding any stock options granted to Mr. Kalush for his service as a director, shall be extended until the earlier of (A) three (3) years or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of the acquisition, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of three (3) years.

4.

If at any time during the term of one of Mr. Kalush’s Restricted Stock Agreements an acquisition occurs whereby one investor accumulates 20% or more of the outstanding shares of Common Stock, then, effective on the date of such acquisition, all of Mr. Kalush’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested.

●

Gross Up Payment. If Mr. Kalush incurs the excise tax imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as the result of the receipt of any payments under his agreement, then he is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his employment agreement.

Thomas N. Tipton, Jr.  Mr. Tipton’s employment agreement, amended and restated effective March 18, 2013, provides that in the event the Company elects not to renew the executive’s agreement and has provided thirty (30) days’ written notice of its intention not to renew his agreement, or if Mr. Tipton’s employment is terminated by the Company during the term of his agreement without cause, he shall be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, and subject to the executive’s execution of a general release of claims, (ii) twelve (12) months’ severance pay at his then-current base salary, (iii) health coverage premiums for up to 18 months paid for Mr. Tipton and his dependents as long as they are qualified and eligible for COBRA coverage, and (iv) payment of his annual bonus calculated based on the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which Mr. Tipton’s employment terminates.

Mr. Tipton’s employment agreement also includes covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants apply during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

In addition, certain of Mr. Tipton’s Restricted Stock Agreements and Stock Option Agreements provide that if one investor accumulates 20% or more of the outstanding shares of Common Stock, then, effective as of the date of such accumulation by that investor, all of Mr. Tipton’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested and all of his stock options will vest and become fully exercisable.

Randall E. McComas and Yoram Solomon.  Each of these executives’ employment agreements provides that in the event the Company elects not to renew the executive’s agreement and has provided thirty (30) days’ written notice of its intention not to renew his agreement, or if the executive’s employment is terminated by the Company during the term of his agreement without cause, he shall be entitled to receive (a) the balance of base salary due under his agreement for the balance of its term, and (b) subject to the executive’s execution of a general release of claims and covenant not to sue, (i) severance pay equal to six (6) months of base salary at the time of termination, payable in bi-weekly installments, subject to reduction by any compensation the executive receives from other employment during the severance period, and (ii) if the executive is eligible for COBRA coverage, the individual premium cost for COBRA coverage for the executive for the period during which he is receiving remaining term payments and severance payments.

Scott Chang.  This executive’s employment agreement provides that in the event the Company elects not to renew the executive’s agreement and has provided thirty (30) days’ written notice of its intention not to renew his agreement, or if the executive’s employment is terminated by the Company during the term of his agreement without cause, he shall be entitled to receive (a) the balance of base salary due under his agreement for the balance of its term, and (b) subject to the executive’s execution of a general release of claims and covenant not to sue, (i) severance pay equal to three (3) months of base salary at the time of termination if the termination occurs during the first year of employment or six (6) months of base salary at the time of termination if the termination occurs after the first anniversary of the executive’s employment commencement date, payable in bi-weekly installments, subject to reduction by any compensation the executive receives from other employment during the severance period, and (ii) if the executive is eligible for COBRA coverage, the individual premium cost for COBRA coverage for the executive for the period during which he is receiving remaining term payments and severance payments.

Each of Mr. McComas’s, Mr. Solomon’s, and Mr. Chang’s employment agreements also include confidentiality, non-competition and non-solicitation of employees covenants during and for twelve (12) months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.

In addition, each of these three executive’s Restricted Stock Agreements and Stock Option Agreements provide that if (i) one investor accumulates 20% or more of the outstanding shares of Common Stock and if, within 12 months thereafter, the executive’s employment with the Company is terminated either by the Company for any reason other than cause or by the executive for good reason (as defined therein), or (ii) one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding shares of Common Stock, then, in either case, effective as of the date of such accumulation by that investor, all of the executive’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested and all of his stock options will vest and become fully exercisable.

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments payable to our named executive officers upon termination of employment or a change in control. Our Compensation Committee may at its discretion revise, amend or add to these benefits if it deems advisable, to the extent permitted pursuant to such officers’ employment agreements. The table below reflects amounts payable to our named executive officers assuming a change in control and/or their employment was terminated on December 31, 2014:

Name	Benefit	Termination Without Cause or for Non-Renewal ($)	Termination for Cause ($)	Disability ($)	Death ($)	Change in Control ($) (1)
Gregory B. Kalush	Salary	975,000	-	650,000	-	650,000
Chairman of the Board,	Bonus	-	-	300,000	-	300,000
Chief Executive Officer	Outplacement services	48,750	-	48,750	-	48,750
and President	Life Insurance Policy (2)	-	-	-	-	-
	Cobra Coverage	16,949	-	-	-	-
	Extended Exercise Period
	for Stock Options	307,317	-	307,317	307,317	307,317
	Equity Vest Acceleration	-	-	-	-	25,719
	Total Value	1,348,016	-	1,306,067	307,317	1,331,786

Thomas N. Tipton, Jr.	Salary	287,500	-	-	-	-
Chief Financial Officer,	Bonus	63,000	-	-	-	-
Secretary,	Cobra Coverage	24,633	-	-	-	-
Vice President of Finance	Equity Vest Acceleration	-	-	-	-	4,722
and Treasurer	Total Value	375,133	-	-	-	4,722

Randall E. McComas	Salary	240,000	-	-	-	-
Vice President of	Cobra Coverage	5,537	-	-	-	-
Global Sales and	Equity Vest Acceleration	-	-	-	-	4,722
Customer Support	Total Value	245,537	-	-	-	4,722

Yorom Solomon	Salary	185,000	-	-	-	-
Vice President of	Cobra Coverage	5,398	-	-	-	-
Corporate Strategy and	Equity Vest Acceleration	-	-	-	-	3,780
Business Development	Total Value	190,398	-	-	-	3,780

Scott Chang	Salary	41,250	-	-	-	-
Vice President of Operations	Cobra Coverage	-	-	-	-	-
and Fulfillment	Equity Vest Acceleration	-	-	-	-	-
	Total Value	41,250	-	-	-	-

(1)

Mr. Kalush will be entitled to a gross up payment if he incurs any excise tax imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as a result of the receipt of any payments under his employment agreement. He is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his employment agreement.

(2)	Mr. Kalush’s estate is entitled to a one-time $1,000,000 death benefit payable by the insurance provider under an insurance policy paid for by the Company.

Report of the Compensation Committee

We have reviewed and discussed with management the Company’s Compensation Discussion and Analysis.

Based on this review and these discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in Interphase’s Annual Report on Form 10-K and proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

Michael J. Myers, Chairman Kenneth V. Spenser Christopher B. Strunk

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2014, the Compensation Committee was composed of Mr. Myers (Chairman), Mr. Spenser, and Mr. Strunk. None of those members has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company's named executive officers served during the year ended December 31, 2014 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

CERTAIN RELATED TRANSACTIONS

During 2014, the Company was not a party to any transactions that would require disclosure pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and furnish the Company with a copy. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2014.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under “Executive Compensation – Compensation Discussion and Analysis” above, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Board and the Compensation Committee will review and consider the results of the non-binding vote when evaluating our executive compensation programs. In particular, to the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.

Accordingly, we ask our shareholders to vote on the following advisory resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants for the year ending December 31, 2015 and recommends that shareholders vote for ratification of such selection. Although ratification by shareholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the shareholders. If the shareholders do not ratify the selection of Grant Thornton, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Interphase and its shareholders.

Grant Thornton has audited our consolidated financial statements annually since it was first appointed in 2004. We expect that representatives of Grant Thornton will be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee’s charter and policy and applicable law, the Audit Committee must pre-approve all services to be provided by Grant Thornton, including audit services, audit-related services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of Grant Thornton. Generally, the full Audit Committee provides pre-approval for a particular defined task or scope of work subject to a specific budget. In other cases, the chairman of the Audit Committee may pre-approve such services between committee meetings subject to his discretion; but the chairman must then communicate such pre-approvals to the full Audit Committee at the next regularly scheduled meeting. All services provided by Grant Thornton to the Company in 2014 and 2013 were rendered in accordance with engagements that the Audit Committee approved in advance.

Fees Billed by Grant Thornton LLP during 2014 and 2013

The following table sets forth the fees we were billed for audit and other services provided by Grant Thornton in 2014 and 2013. All of the services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2014	2013
Audit Fees	$173,501	$161,833
Tax Fees	-	-
Audit-Related Fees	-	-
All Other Fees	4,900	4,900
Total	$178,401	$166,733

The Grant Thornton “Audit Fees” for the year ended December 31, 2014 consisted of fees (and expenses) billed for professional services rendered for the annual audit of the consolidated financial statements of the Company, including quarterly reviews, and the consent issued for our registration statement on Form S-3.

The Grant Thornton “Audit Fees” for the year ended December 31, 2013 consisted of fees (and expenses) billed for professional services rendered for the annual audit of the consolidated financial statements of the Company, including quarterly reviews, and the statutory audit of a foreign subsidiary.

The Grant Thornton “All Other Fees” for the years ended December 31, 2014 and 2013 consisted of fees billed for a web-based accounting research tool.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is necessary to ratify the selection of Grant Thornton as our independent registered public accountants for the year ending December 31, 2015. Abstentions and broker non-votes will have the effect of a vote “against” the ratification of Grant Thornton as our independent registered public accountants.

OUR BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

SHAREHOLDER PROPOSALS

A shareholder who wishes to have a proposal considered for inclusion in the Company’s proxy statement for the Company’s 2016 annual meeting of shareholders must submit the proposal in writing to the Company’s Secretary, at the Company’s principal executive offices no later than December 3, 2015.

If the 2016 annual meeting of shareholders is moved to a date more than 30 days before or after the anniversary of the 2015 annual meeting of shareholders, then the deadline for inclusion of a proposal in the Company’s proxy statement will instead be a reasonable time before the Company begins to print and mail its proxy materials.

A shareholder who wishes to make a proposal at the 2016 annual meeting of shareholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company’s Secretary, Mr. Tipton, at the Company’s principal executive offices, by February 4, 2016. If a shareholder fails to timely give the notice, then the persons named as proxies in the proxy cards solicited by the Board for that meeting will be entitled to vote the proxies held by them regarding that proposal, if properly raised at the meeting, in their discretion.

SHAREHOLDER COMMUNICATIONS

Shareholders wishing to communicate with the Board, the non-management directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Attn: Secretary, Interphase Corporation, 4240 International Parkway, Suite 105, Carrollton, Texas 75007. The envelope should indicate that it contains a shareholder communication, and the correspondence must disclose the name of the shareholder submitting the communication and identify the number of shares of Common Stock owned by him (or her) beneficially or of record. In general, all shareholder communications delivered to the Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder's instructions. However, the Secretary reserves the right to not forward any abusive, threatening or otherwise inappropriate materials.

MISCELLANEOUS

             The Annual Report to Shareholders of the Company for 2014, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

             A copy of the Company’s 2014 Form 10-K has been included with these proxy materials. Exhibits to the Form 10-K are available upon written request and upon payment of a reasonable charge to cover the Company’s cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, 4240 International Parkway, Suite 105, Carrollton, Texas 75007.

By Order of the Board of Directors,

THOMAS N. TIPTON, JR.

Chief Financial Officer, Secretary,

Vice President of Finance and Treasurer

Carrollton, Texas

April 6, 2015

INTERPHASE

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Gregory B. Kalush	☐	☐
02 - Mark D. Kemp	☐	☐
03 - Michael J. Myers	☐	☐
04 - Kenneth V. Spenser	☐	☐
05 - Christopher B. Strunk	☐	☐

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Proposal	For	Against	Abstain
2. Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. In the discretion of the Proxies, on any other matter that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

INTERPHASE

Proxy — INTERPHASE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the "Company") to be held on May 6, 2015 at 9:00 a.m. local time at the Interphase corporate headquarters at 4240 International Parkway, Suite 105, Carrollton, Texas 75007, and the Proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and Thomas N. Tipton, Jr., and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS REFERRED TO ON THE REVERSE.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the reverse side.)